Exhibit 10.2
EMPLOYMENT AGREEMENT
WITH
ALIMERA SCIENCES, INC.
     This is an Employment Agreement entered into between Alimera Sciences, Inc., a Delaware corporation (the “Company”), and Dan Myers (“Executive”).
RECITALS:
     WHEREAS, the Company is engaged in the business of developing, marketing and selling ophthalmic pharmaceuticals in the United States and throughout the world;
     WHEREAS, Company and Executive desire that Executive provide the Company employment services upon the terms and conditions set forth below; and
     WHEREAS, this Employment Agreement is entered into as a condition of the parties consummating their obligations under the Series A Preferred Stock Purchase Agreement (the “Purchase Agreement”) dated as of June 29, 2004, by and among the Company and certain investors whose names are set forth on the signature pages thereto;
     NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties, intending to be legally bound, agree as follows:
AGREEMENT:
SECTION 1. TERM OF EMPLOYMENT
     (a) Effective Date. Subject to the terms and conditions set forth in this Employment Agreement, the Company agrees to employ Executive, and Executive agrees to be employed by the Company for the three year period which starts on the First Tranche Closing Date (as defined in the Purchase Agreement) (the “Effective Date”).
     (b) Term. The term of this Employment Agreement is subject to automatic one year extensions starting on the third anniversary of the Effective Date of this Employment Agreement and on each subsequent anniversary date, unless Executive or the Company cancels the automatic extension and terminates this Agreement and Executive’s employment hereunder at least thirty (30) days prior to the anniversary date.

SECTION 2. DEFINITIONS
“Cause” means
     (1) Executive’s gross negligence or willful misconduct with respect to the business and affairs of the Company which causes material detriment to the Company, including violation of any material policy of the Company made known to the Executive in writing and not cured within thirty (30) days after notice to the Executive;
     (2) Executive’s conviction of, or entering a guilty plea or plea of no contest with respect to, a felony; or
     (3) Executive engages in any material breach of the terms of this Employment Agreement or fails to fulfill his responsibilities under this Employment Agreement and such breach or failure, as the case may be, is not cured, or is not capable of being cured, within thirty (30) days after written notice thereof is given to the Executive by the Company.
     “Competing Business” means any business which develops, sells or markets ophthalmic Pharmaceuticals.
     “Disability” means a condition which renders Executive unable (as determined by the Board of Directors of the Company in good faith after consultation with a physician mutually selected by the Executive and the Board of Directors of the Company) to regularly perform his duties hereunder by reason of illness or injury for a period of more than six consecutive months with or without reasonable accommodation.
     “Earned Bonus” means the bonus, determined based on the actual performance of the Company for the full fiscal year in which Executive’s employment terminates, that Executive would have earned for the year in which his employment terminates had he remained employed for the entire year, prorated based on the ratio of the number of days during such year that Executive was employed to 365. Such Earned Bonus will be determined and paid to Executive no later than sixty (60) days following the delivery of the auditor’s report for the fiscal year in which Executive’s employment terminates.
     “Good Reason” means (i) a reduction of the Executive’s base salary from the amount stated in Section 4(a) hereof by more than fifteen percent (15%), where such reduction is not matched by reductions by the same percentages in the base salaries of all other members of senior management of the Company; (ii) a material adverse change in Executive’s primary responsibilities or title; (iii) a geographical relocation of the Company’s corporate headquarters, or the Executive’s primary business location, to a location that is more than fifty (50) miles from the present location of the Company’s corporate headquarters or the Employee’s primary business location, as the case may be; (iv) any breach by the Company of this Employment Agreement which is material and which is not cured, or is not capable of being cured, within thirty (30) days after written notice thereof to the Company and the Board of Directors of the Company from Executive.

     “ISP” means the Alimera Sciences, Inc. 2004 Incentive Stock Plan, as amended from time to time, and any successor to such plan.
     “Restricted Period” means the twelve (12) month period beginning on and after the Executive’s employment with the Company is terminated pursuant to the terms of this Agreement.
SECTION 3. TITLE, POWERS AND RESPONSIBILITIES
     (a) Title. Executive shall be the Chief Executive Officer and President of the Company.
     (b) Powers and Responsibilities.
     (1) Executive in fulfilling his responsibilities shall have such powers as are normally and customarily associated with a Chief Executive Officer and President in a company of similar size and operating in a similar industry, including the power to hire and fire employees and executives of the Company reporting to Executive and such other powers as authorized by the Board of Directors of the Company.
     (2) Executive, as a condition to his employment under this Employment Agreement, represents and warrants that he can assume and fulfill responsibilities described in Section 3(b)(1) without any risk of violating any non-compete or other restrictive covenant or other agreement to which he is a party.
     (c) Reporting Relationship. Executive shall report to the Board of Directors of the Company.
     (d) Full Time Basis. Executive shall undertake to perform all his responsibilities and exercise all his powers in good faith and on a full-time basis.
SECTION 4. COMPENSATION, BENEFITS, ETC.
     (a) Annual Base Salary. Executive’s base salary shall be two hundred fifty thousand dollars ($250,000) per year, which amount may be reviewed and increased at the discretion of the Board of Directors of the Company or any committee of the Board of Directors of the Company duly authorized to take such action. Executive’s base salary shall be payable in accordance with the Company’s standard payroll practices and policies for executives and shall be subject to such withholdings as required by law or as otherwise permissible under such practices or policies.
     (b) Annual Bonus. The Company shall pay an annual bonus to Executive no later than sixty (60) days following the delivery of the auditor’s report for the applicable fiscal year, in the amount, and subject to the terms and conditions, set forth in Schedule A attached hereto.
     (c) Employee Benefit Plans. Executive shall be eligible to participate, on terms no less favorable to Executive than the terms for participation of any other executive of the

Company at the same level within the Company as Executive, in the employee benefit plans, programs and policies maintained by the Company in accordance with the terms and conditions to participate in such plans, programs and policies as in effect from time to time.
     (d) Stock Options. Executive shall receive stock options at the discretion of the Board of Directors of the Company, subject to the terms and conditions set forth in the ISP and any corresponding option certificate granted to Executive under the ISP. As of the Effective Date, Executive shall be entitled to a grant of stock options as set forth on Schedule B attached hereto.
     (e) Vacation. Executive shall have the right to four weeks of vacation during each successive one year period of his employment by the Company, which vacation time shall be taken at such time or times in each such one year period so as not to materially and adversely interfere with the performance of his responsibilities under this Employment Agreement. Executive in addition shall have the right to the same time off work as other employees of the Company.
     (f) Expense Reimbursements. Executive shall have the right to expense reimbursements in accordance with the Company’s standard policy on expense reimbursements.
     (g) Indemnification. The Company shall, to the maximum extent permitted by applicable law and the Company’s governing documents, indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive’s performance as an officer, director, manager or employee of the Company or in any other capacity in which Executive serves at the request of the Board of Directors of the Company. If any claim is asserted hereunder against Executive, the Company shall pay Executive’s legal expenses (or cause such expenses to be paid) on a quarterly basis, provided that Executive shall reimburse the Company, in a timely manner, for such amounts if Executive shall be found by a final, non-appealable order of a court of competent jurisdiction not to be entitled to indemnification. The indemnification obligations of the Company in this paragraph shall survive any termination of this Agreement.
     (h) Directors and Officers Liability Insurance. The Company shall maintain directors and officers liability insurance coverage covering Executive in amounts customary for similarly situated companies in the pharmaceutical industry and with insurers reasonably acceptable to Executive. All policies for such coverage shall provide for insurance on an “occurrence” basis, or if on a “claims-made” basis, with sufficient coverage for claims made after the date on which Executive’s employment with the Company terminates.
SECTION 5. TERMINATION OF EMPLOYMENT
     (a) General. The Board of Directors of the Company shall have the right to terminate Executive’s employment at any time with or without Cause, and Executive shall have the right to terminate his employment at any time with or without Good Reason.
     (b) Termination by Board of Directors without Cause or by Executive for Good Reason. If the Board of Directors terminates Executive’s employment without Cause or

Executive resigns for Good Reason, the Company shall pay Executive his earned but unpaid base salary plus 100% of his current total annual base salary (subject to such withholdings as required by law) payable in twelve equal monthly installments during the twelve month period immediately following such termination and, when actually determined, the Executive’s Earned Bonus for the fiscal year of termination. This obligation shall remain in effect even if Executive accepts other employment. In addition, the Company shall make any COBRA continuation coverage premium payments (not only for Executive, but for Executive’s dependents), for the one year period following the termination of Executive’s employment or, if earlier, until Executive is eligible to be covered under another substantially equivalent medical insurance plan by a subsequent employer.
     (c) Termination by the Board of Directors for Cause or by Executive without Good Reason. If the Board of Directors of the Company terminates Executive’s employment for Cause or Executive resigns without Good Reason, the Company’s only obligation to Executive under this Employment Agreement shall be to pay Executive his earned but unpaid base salary, if any, up to the date Executive’s employment terminates, and Executive shall have no right to any Earned Bonus or any bonus payment whatsoever. The Company shall only be obligated to make such payments and provide such benefits under any employee benefit plan, program or policy in which Executive was a participant as are explicitly required to be paid to Executive by the terms of any such benefit plan, program or policy following the date on which Executive’s employment terminates.
     (d) Termination for Disability. The Board of Directors of the Company shall have the right to terminate Executive’s employment on or after the date Executive has a Disability, and such a termination shall not be treated as a termination without Cause under this Employment Agreement. If Executive’s employment is terminated on account of a Disability, the Company shall:
     (1) pay Executive his base salary through the end of the month in which his employment terminates as soon as practicable after his employment terminates,
     (2) pay Executive his Earned Bonus for the fiscal year in which such termination of employment occurs,
     (3) pay or cause the payment of benefits to which Executive is entitled under the terms of the disability plan of the Company covering the Executive at the time of such Disability,
     (4) make such payments and provide such benefits as otherwise called for under the terms of the ISP and each other employee benefit plan, program and policy in which Executive was a participant; provided no payments made under Section 5(d)(1), Section 5(d)(2), or Section 5(d)(3) shall be taken into account in computing any payments or benefits described in this Section 5(d)(4), and
     (5) make any COBRA continuation coverage premium payments (not only for Executive, but also for Executive’s dependents), for the eighteen (18)

month period following the termination of Executive’s employment or, if earlier, until Executive is eligible to be covered under another substantially equivalent medical insurance plan by a subsequent employer.
     (e) Death. If Executive’s employment terminates as a result of his death, the Company shall:
     (1) pay Executive his base salary through the end of the month in which his employment terminates as soon as practicable after his employment terminates,
     (2) pay Executive his Earned Bonus, when actually determined, for the year in which Executive’s death occurs,
     (3) make such payments and provide such benefits as otherwise called for under the terms of the ISP and each other employee benefit plan, program and policy in which Executive was a participant; provided no payments made under Section 5(e)(1) or Section 5(e)(2) shall be taken into account in computing any payments or benefits described in this Section 5(e)(3), and
     (4) make any COBRA continuation coverage premium payments for Executive’s dependents, for the one year period following Executive’s death or, if earlier, until such dependents are eligible to be covered under another substantially equivalent medical insurance plan.
SECTION 6. COVENANTS BY EXECUTIVE
     (a) Company Property. Executive upon the termination of Executive’s employment for any reason or, if earlier, upon the Company’s request shall promptly return all Company Property which had been entrusted or made available to Executive by the Company, where the term “Property” means all records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, keys, codes, computer hardware and software and other property of any kind or description prepared, used or possessed by Executive during Executive’s employment by the Company (and any duplicates of any such Property) together with any and all information, ideas, concepts, discoveries, and inventions and the like conceived, made, developed or acquired at any time by Executive individually or, with others during Executive’s employment which relate to the Company or its products or services.
     (b) Trade Secrets. Executive agrees that Executive shall hold in a fiduciary capacity for the benefit of the Company and its affiliates and shall not directly or indirectly use or disclose any Trade Secret that Executive may have acquired during the term of Executive’s employment by the Company or any of its predecessors for so long as such information remains a Trade Secret, where the term “Trade Secret” means information, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing or a process that (1) derives economic value, actual or potential, from not being generally known to, and not being generally readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (2) is the subject of reasonable efforts by the Company and any of its affiliates to maintain its secrecy. This

Section 6(b) is intended to provide rights to the Company and its affiliates which are in addition to, not in lieu of, those rights the Company and its affiliates have under the common law or applicable statutes for the protection of trade secrets.
     (c) Confidential Information. Executive while employed by the Company or its affiliates and for the three (3) year period thereafter shall hold in a fiduciary capacity for the benefit of the Company and its affiliates, and shall not directly or indirectly use or disclose, any Confidential Information that Executive may have acquired (whether or not developed or compiled by Executive and whether or not Executive is authorized to have access to such information) during the term of, and in the course of, or as a result of Executive’s employment by the Company or its predecessors without the prior written consent of the Board of Directors of the Company unless and except to the extent that such disclosure is (i) made in the ordinary course of Executive’s performance of his duties under this Employment Agreement or (ii) required by any subpoena or other legal process (in which event Executive will give the Company prompt notice of such subpoena or other legal process in order to permit the Company to seek appropriate protective orders). For the purposes of this Employment Agreement, the term “Confidential Information” means any secret, confidential or proprietary information possessed by the Company or any of its affiliates, including, without limitation, trade secrets, customer or supplier lists, details of client or consultant contracts, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, operational methods, marketing plans or strategies, product development techniques or flaws, computer software programs (including object code and source code), data and documentation data, base technologies, systems, structures and architectures, inventions and ideas, past current and planned research and development, compilations, devices, methods, techniques, processes, financial information and data, business acquisition plans and new personnel acquisition plans (not otherwise included as a Trade Secret under this Employment Agreement) that has not become generally available to the public, and the term “Confidential Information” may include, but not be limited to, future business plans, licensing strategies, advertising campaigns, information regarding customers or suppliers, executives and independent contractors and the terms and conditions of this Employment Agreement. Notwithstanding the provisions of this Section 6(c) to the contrary, Executive shall be permitted to furnish this Employment Agreement to a subsequent employer or prospective employer.
     (d) Non-solicitation of Customers or Employees.
     (1) Executive (i) while employed by the Company or any of its affiliates shall not, on Executive’s own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise (other than the Company or one of its affiliates), solicit business for a Competing Business from customers or suppliers of the Company or any of its affiliates and (ii) during the Restricted Period shall not, on Executive’s own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, solicit business for a Competing Business from customers or suppliers of the Company or any of its affiliates with whom Executive, in the case of both clauses (i) and (ii) above, had or made material business contact with in the course of Executive’s employment by the Company within the twenty-four (24) month period immediately preceding the beginning of the Restricted Period.

     (2) Executive (i) while employed by the Company or any of its affiliates shall not, either directly or indirectly, call on, solicit or attempt to induce any other officer, employee or independent contractor of the Company or any of its affiliates to terminate his or her employment with such business and shall not assist any other person or entity in such a solicitation (regardless of whether any such officer, employee or independent contractor would commit a breach of contract by terminating his or her employment), and (ii) during the Restricted Period, shall not, either directly or indirectly, call on, solicit or attempt to induce any other officer, employee or independent contractor of such business with whom Executive had contact, knowledge of, or association in the course of Executive’s employment with the Company or any of its predecessors or affiliates, as the case may be, during the twelve (12) month period immediately preceding the beginning of the Restricted Period, to terminate his or her employment with the Company or any of its affiliates and shall not assist any other person or entity in such a solicitation (regardless of whether any such officer, employee or independent contractor would commit a breach of contract by terminating his or her employment). Notwithstanding the foregoing, nothing shall prohibit any person from contacting Executive about employment or other engagement during the Restricted Period, provided that Executive does not solicit the contact.
     (e) Non-competition Obligation. Without the prior written consent of the Company, Executive, while employed by the Company or any of its affiliates and thereafter until the end of the Restricted Period, will not engage in any of the activities described in Section 3(b)(1) hereof within the geographical area in which the Company or any of its affiliates is actively engaged in developing, marketing and selling ophthalmic pharmaceuticals, for himself or on behalf of any other person, partnership, corporation or other business entity which is in a Competing Business for purposes of competing with the Company. Notwithstanding the preceding sentence, Executive will not be prohibited from owning less than five (5%) percent of any publicly traded corporation, whether or not such corporation is in a Competing Business.
     (f) Reasonable and Continuing Obligations. Executive agrees that Executive’s obligations under this Section 6 are obligations which will continue beyond the date Executive’s employment terminates and that such obligations are reasonable, fair and equitable in scope, terms and duration, are necessary to protect the Company’s legitimate business interests and are a material inducement to the Company to enter into this Employment Agreement.
     (g) Remedy for Breach. Executive agrees that the remedies at law of the Company for any actual or threatened breach by Executive of the covenants in this Section 6 would be inadequate and that the Company shall be entitled to specific performance of the covenants in this Section 6, including entry of a temporary restraining order in state or federal court, preliminary and permanent injunctive relief against activities in violation of this Section 6, or both, or other appropriate judicial remedy, writ or order, in addition to any damages and legal expenses which the Company may be legally entitled to recover. The Company agrees, however, to give Executive and, if known, Executive’s attorney reasonable advance notice of any legal proceeding, including any application for a temporary restraining order, relating to an attempt to enforce the covenants in this Section 6 against Executive. Executive acknowledges and agrees that the covenants in this Section 6 shall be construed as agreements independent of any other provision of this Employment Agreement or any other agreement between the

Company and Executive, and that the existence of any claim or cause of action by Executive against the Company, whether predicated upon this Employment Agreement or any other agreement, shall not constitute a defense to the enforcement by the Company of such covenants.
     (h) Termination of Restrictive Covenants. In addition to any other right or remedy available to Executive, Executive shall no longer be bound by any of the restrictions set forth in this Section 6 if the Company fails to pay or to provide Executive when due the amounts and benefits due hereunder or under any agreement ancillary hereto, and Executive’s pursuit of such remedy shall not relieve the Company from its obligations to pay and to provide such amounts and benefits to Executive.
     (i) Ownership of Inventions, Discoveries, Improvements, Etc.
     (1) Executive shall promptly disclose and describe to the Company all inventions, improvements, discoveries and technical developments, whether or not patentable, made or conceived by Executive, either alone or with others, during such time as Executive is employed with the Company, and within one (1) year after the date upon such employment terminates, and that (i) are based in whole or in part upon Confidential Information, or (ii) during such time as Executive is employed with the Company are along the lines of, useful in or related to the business of the Company, or (iii) result from, or are suggested by, any work that may be done by Executive for or on behalf of the Company (“Inventions”). Executive hereby assigns and agrees to assign to the Company Executive’s entire right, title and interest in and to such Inventions, and agrees to cooperate with the Company both during and after such time as Executive is employed with the Company in the procurement and maintenance, at the Company’s expense and at its direction, of patents, copyright registrations and/or protection of the Company’s rights in such Inventions. Executive shall keep and maintain adequate and current written records of all such Inventions, which shall be and remain the property of the Company.
     (2) If a patent application, trademark registration or copyright registration is filed by Executive or on Executive’s behalf, or a copyright notice indicating Executive’s authorship is used by Executive or on Executive’s behalf, within one (1) year after the date on which Executive’s employment with the Company terminates, that describes or identifies any Invention within the scope of Executive’s work for the Company or that otherwise related to a portion of the Company’s business (or any division thereof) of which Executive had knowledge such time as Executive was employed with the Company, it is to be conclusively presumed that the Invention was conceived by Executive during the such time as Executive was employed with the Company. Executive agrees to notify the Company promptly of any such application or registration and to assign to the Company Executive’s entire right, title and interest in such Invention and in such application or registration.

     SECTION 7. MISCELLANEOUS
     (a) Notices. Notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail. Notices to the Company shall be sent to:
Alimera Sciences, Inc.
6120 Windward Parkway, Suite 290
Alpharetta, Georgia 30005
Attention: Chief Executive Officer
Facsimile: 678-990-5744
     Notices and communications to Executive shall be sent to the address Executive most recently provided to the Company.
     (b) No Waiver. Except for the notice described in Section 7(a), no failure by either the Company or Executive at any time to give notice of any breach by the other of, or to require compliance with, any condition or provision of this Employment Agreement shall be deemed a waiver of any provisions or conditions of this Employment Agreement.
     (c) Georgia Law. This Employment Agreement shall be governed by the law of the State of Georgia, without regard to its provisions relating to choice of law or conflicts of law. Any litigation that may be brought by either the Company or Executive involving the enforcement of this Employment Agreement or any rights, duties, or obligations under this Employment Agreement, shall be brought exclusively in a Georgia state court or United States District Court in Georgia.
     (d) Assignment. This Employment Agreement shall be binding upon and inure to the benefit of the Company and any successor in interest to the Company. The Company may assign this Employment Agreement to any affiliate or successor that acquires all or substantially all of the assets and business of the Company or a majority of the voting interests of the Company, and no such assignment shall be treated as a termination of Executive’s employment under this Employment Agreement. Executive’s rights and obligations under this Employment Agreement are personal and shall not be assigned or transferred.
     (e) Other Agreements. This Employment Agreement replaces and merges any and all previous agreements and understandings regarding all the terms and conditions of Executive’s employment relationship with the Company, and this Employment Agreement constitutes the entire agreement between the Company and Executive with respect to such terms and conditions.
     (f) Amendment. No amendment to this Employment Agreement shall be effective unless it is in writing and signed by the Company and by Executive.
     (g) Invalidity. If any part of this Employment Agreement is held by a court of competent jurisdiction to be invalid or otherwise unenforceable, the remaining part shall be unaffected and shall continue in full force and effect, and the invalid or otherwise unenforceable part shall be deemed not to be part of this Employment Agreement.

     (h) Litigation. In the event that either party to this Employment Agreement institutes litigation against the other party to enforce his or its respective rights under this Employment Agreement, each party shall pay its own costs and expenses incurred in connection with such litigation.
[The remainder of this page intentionally left blank.]

     IN WITNESS WHEREOF, the Company and Executive have executed this Employment Agreement in multiple originals effective as of the Effective Date.

ALIMERA SCIENCES, INC.		EXECUTIVE

By:	/s/ Daniel H. White	/s/ Dan Myers

Name:	Daniel H. White	Name:	DAN MYERS
Title:	Secretary to Board, CFO
Date:		Date:

SCHEDULE A
BONUS PROGRAM
The Executive shall be eligible for an annual performance bonus of up to twenty-five percent (25%) of the Executive’s base salary, which will be contingent upon Alimera achieving board approved objectives for the period.

SCHEDULE B
OPTION GRANT AT EFFECTIVE DATE
Effective upon the execution of this Agreement, the Executive shall be entitled to a grant of options to purchase one hundred fifty-four thousand eight hundred seventy-three (154,873) shares of common stock under the Alimera Sciences, Inc. 2004 Stock Incentive Plan on the terms set forth in the Stock Option Agreement.

STOCK RESTRICTION AGREEMENT
     THIS STOCK RESTRICTION AGREEMENT (this “Agreement”) is made and entered into as of June 29, 2004 (the “Commencement Date”), by and between Alimera Sciences, Inc., a Delaware corporation (the “Company”), and Dan Myers (the “Employee”).
     WHEREAS, pursuant to that certain Series A Preferred Stock Purchase Agreement, dated as of as of the Commencement Date, the Company desires to sell to certain investors, and such investors desire to purchase from the Company, shares of Series A Preferred Stock, par value $0.01 per share, of the Company (the “Series A Investment”); and
     WHEREAS, as a condition to the closing of the Series A Investment, which will benefit the Company and the Employee, the Company and the Employee are required to enter into this Agreement;
     NOW, THEREFORE, in consideration of the premises, and of the mutual covenants and agreements set forth herein, and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
     1. Definitions.
          (a) “Cause” shall mean (i) gross negligence or willful misconduct with respect to the business and affairs of the Company, including violation of any material policy of the Company made known to the Employee in writing and not cured within thirty (30) days after such notice to the Employee thereof; (ii) conviction of, or entering a guilty plea or plea of no contest with respect to, a felony; or (iii) the Employee engages in any material breach of the terms of the Employment Agreement, dated as of the date hereof, entered into by and between the Company (the “Employment Agreement”) or fails to fulfill his responsibilities under the Employment Agreement and such breach or failure, as the case may be, is not cured, or is not capable of being cured, within thirty (30) days after written notice thereof is given to the Employee by the Company
          (b) “Common Stock” shall mean the common stock, par value $0.01 per share of the Company.
          (c) “Disability” shall mean a condition which renders the Employee unable (as determined by the Board of Directors of the Company in good faith after consultation with a physician mutually selected by the Employee and the Board of Directors of the Company) to regularly perform his duties hereunder by reason of illness or injury for a period of more than six consecutive months
          (d) “Good Reason” shall mean (i) a reduction of the Employee’s base salary by more than fifteen percent (15%) that is not matched by reductions by the same percentages in the base salaries of all other members of senior management of the Company; (ii) a material adverse change in Employee’s primary responsibilities or title; (iii) a geographical relocation of the Company’s corporate headquarters, or the Employee’s primary business location, to a location that is more than fifty (50) miles from the present location of the Company’s corporate headquarters or the Employee’s primary business location, as the case may be; or (iv) any breach by the Company of the Employment Agreement, which is material and which is not cured within thirty (30) days after written notice thereof to the Company from Employee
          (e) “Liquidation Event” shall mean any: (i) liquidation, dissolution or winding up of the Company; or (ii) sale, lease or other disposition of all or substantially all of the Company’s assets or stock.
          (f) “Qualified Public Offering” shall mean the first underwritten firm commitment public offering for the account of the Company of Common Stock pursuant to a registration statement filed under the Securities Act of 1933, as amended, with aggregate proceeds (net of underwriting discounts and commissions) to the Company of not less than $50,000,000 and with the price per share in such offering in an amount equal to or greater than $5.93, as adjusted for stock splits, stock dividends, recapitalizations and other similar events.
          (g) “Subject Shares” shall mean eight hundred four thousand (804,000) shares of the Company’s Common Stock beneficially owned by the Employee, representing sixty- seven percent (67%) of all of the shares of Common Stock which are beneficially owned by the Employee on the Commencement Date.
     2. Repurchase Right & Treatment of Subject Shares.
          2.1. Grant of Repurchase Right. The Company is hereby granted the right (the “Repurchase Right”) to purchase from the Employee the Subject Shares, in whole or in part, on the terms and subject to the conditions set forth in this Agreement.
     (a) Subject to Section 2.3 hereof, the Repurchase Right is exercisable by the Company in accordance with Section 2.2 hereof at any time during the ten (10) day period from and after the date on which the Employee’s employment with the Company terminates (such period, the “Exercise Period”).
     (b) The Company is entitled to purchase the Subject Shares from the Employee at a price per share equal to the $0.60 (such price, the “Repurchase Price”).
          2.2. Exercise of the Repurchase Right. The Repurchase Right shall be exercisable at any time during the Exercise Period by written notice (the “Repurchase Notice”) delivered to the Employee prior to the expiration of the Exercise Period. The Repurchase Notice shall indicate the number of Subject Shares to be purchased and the date on which the purchase is to be effected, such date to be not more than thirty (30) days after the date of the Repurchase Notice. The Employee shall, prior to the close of business on the date specified for the purchase, deliver to the Secretary of the Company the certificates representing the Subject Shares to be purchased, properly endorsed for transfer. The Company shall, concurrently with the receipt of such stock certificates, pay to the Employee in immediately available funds the Repurchase Price for the Subject Shares that are to be purchased.

2

          2.3. Termination of the Repurchase Right. The Repurchase Right shall terminate with respect to the Subject Shares as follows.
     (a) The Repurchase Right shall terminate automatically and without further notice or action with respect to one thirty-sixth (1/36) of the Subject Shares on the last day of each month from and after the Commencement Date, beginning on July 31, 2004, so that the Repurchase Right shall have terminated with respect to all of the Subject Shares at the end of the thirty-sixth (36th) month after the Commencement Date.
     (b) The Repurchase Right shall terminate automatically and without further notice or action with respect to all of the Subject Shares in the event of the Employee’s death or Disability, or in the event that the Employee’s employment with the Company is terminated (i) by the Employee for Good Reason or (ii) by the Company other than for Cause.
     (c) The Repurchase Right shall terminate automatically and without further notice or action with respect to any Subject Shares for which an exercise of the Repurchase Right is not timely exercised under Sections 2.1 and 2.2 hereof.
     (d) The Repurchase Right shall terminate automatically and without further notice or action with respect to all of the Subject Shares upon the effective date of a Qualified Public Offering or a Liquidation Event.
          2.4. Stockholder Rights; Limitations on Transfer. Nothing in this Agreement shall affect, reduce or impair the Subject Shares, and the Employee shall have all the rights of a stockholder (including dividend rights and the right to vote) with respect to all of the Subject Shares; provided, however, that the Subject Shares shall be subject to the transfer restrictions of this Agreement, the Stock Sale Agreement, dated as of the date hereof (the “Stock Sale Agreement”), by and among the Company and the stockholders of the Company, and all applicable securities laws; and provided, further, that all purchasers or transferees of the Subject Shares or any interest therein will receive and hold such Subject Shares or interest subject to the provisions of this Agreement, the Stock Sale Agreement and applicable securities laws, and shall agree in writing to take such Subject Shares or interest therein subject to all of the terms of this Agreement, including restrictions on further transfer and, insofar as applicable, the Company’s Repurchase Right under Sections 2.1 and 2.2 hereof. Any sale or transfer of the Subject Shares shall be void unless the provisions of this Agreement are met.
          2.5. Additional Stock or Substituted Securities. In the event of any stock dividend, stock split, recapitalization or other change affecting the Company’s outstanding Common Stock as a class effected without receipt of consideration, then any new, substituted or additional securities or other property (including money paid other than as a regular cash dividend) which is by reason of any such transaction distributed with respect to any Subject Shares shall immediately be subject to the Repurchase Right. Appropriate adjustments to reflect the distribution of such securities or property shall be made to the price per share to be paid upon the exercise of the Repurchase Right in order to reflect the effect of any such transaction upon the Company’s capital structure.

3

     3. Miscellaneous.
          3.1. Governing Laws. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia without regard to its provisions relating to choice of law or conflicts of law. Any litigation that may be brought by either the Company or the Employee involving the enforcement of this Agreement or any rights, duties, or obligations under this Agreement, shall be brought exclusively in a Georgia state court or United States District Court in Georgia.
          3.2. Amendment. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only upon the written consent of the Company and the Employee.
          3.3. Assignment of Rights. This Agreement shall be binding upon and inure to the benefit of the Company and any successor in interest to the Company. The Company may assign this Agreement to any affiliate or successor that acquires all or substantially all of the assets and business of the Company or a majority of the voting interests of the Company. Employee’s rights and obligations under this Agreement are personal and shall not be assigned or transferred.
          3.4. Ownership. The Employee represents and warrants that, except as provided in the Stock Sale Agreement, (a) he has good and valid title to and beneficial ownership of the Subject Shares, and that such Subject Shares are free and clear of all liens, restrictions, claims, options, rights of first refusal, or other encumbrances, with no defects of title whatsoever and (b) he has the exclusive right, power and authority to vote the Subject Shares and is not party to or bound by any agreement affecting or relating to his right to transfer or vote the Subject Shares.
          3.5. Legend. Each certificate representing Subject Shares now or hereafter owned by the Employee shall be endorsed with the following legend:
“THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A STOCK RESTRICTION AGREEMENT, DATED AS OF JUNE ____ , 2004, BY AND BETWEEN THE CORPORATION AND THE HOLDER NAMED ON THIS CERTIFICATE. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.”
          3.6. Notices. All notices and other formal communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if sent by nationally-recognized overnight courier, by telecopy, or by registered or certified mail, return receipt requested and postage prepaid, to the party to be notified at the address set forth on the signature page hereto, or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto. Any such notice or communication shall be deemed to have been received (a) in the case of personal

4

delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight Courier, on the next business day after the date when sent, (c) in the case of telecopy transmission, when received, and (d) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.
          3.7. Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.
          3.8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
          3.9. Entire Agreement. This Agreement, together with all schedules and exhibits hereto constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties.

5

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE COMPANY:

Alimera Sciences, Inc.

By:
Name:
Title:

6120 Windward Parkway, Suite 290
Alpharetta, GA 30005
Facsimile: 678-990-5744

THE EMPLOYEE:

Dan Myers

630 Covey Place
Duluth, GA 30097

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE COMPANY: Alimera Sciences, Inc.
By:	/s/ Daniel H. White
	Name:	Daniel H. White
	Title:	Secretary to Board, CFO

6120 Windward Parkway, Suite 290
Alpharetta, GA 30005
Facsimile: 678-990-5744

THE EMPLOYEE:

/s/ Dan Myers

[Name]	Dan Myers
[Address]	630 COVEY PLACE
DULUTH, GA. 30097